Exhibit 99.1

Mace Reports Financial Results for the Fourth Quarter and Year Ended December 31, 2008

HORSHAM, Pa.--(BUSINESS WIRE)--March 25, 2009--Mace Security International, Inc. ("Mace" or the “Company”) (Nasdaq Global:MACE) today announced financial results for the fourth quarter and year ended December 31, 2008.

2008 Highlights

-- Overall revenues during 2008 increased by 20% to $50.9 million from $42.3 million in 2007.

-- Mace sold seven car washes in 2008 generating cash, net of debt reductions, of approximately $8.8 million. Through car wash sales and routine debt payments, Mace reduced its total debt, including debt related to assets held for sale, by $7.1 million, or 52%, to $6.5 million at December 31, 2008 from $13.6 million at December 31, 2007.

-- Mace appointed Dennis R. Raefield as its President and CEO during the third quarter of 2008.

-- Mace hired John O’Leary as President of its Security Division during the fourth quarter of 2008.

-- Mace implemented a reorganization and cost-reduction strategy during the third quarter of 2008, which is estimated to result in approximately $2.3 million in annualized savings.

Dennis Raefield, CEO and President of Mace Security International, stated, “I am excited about the progress we made at Mace in the last five months of 2008 with new leadership and new additions to our management team.”

Mr. Raefield added, “The primary goal for Mace management in 2008 was to ‘right the ship’ and reduce the significant operating losses the Company has incurred for many years. I am proud to say that our 2008 results show that our SG&A costs from continuing operations were reduced from $11.2 million in the first half of the year to $9.5 million in the second half of the year. More notable, we realized a reduction in SG&A costs from continuing operations from $5.1 million in the third quarter of 2008 to $4.4 million in the fourth quarter of 2008. Even considering some significant one-time expenses, such as the $445,000 for remediating the Environmental Protection Agency (“EPA”) issue at our Vermont Personal Defense manufacturing facility in the first half of 2008, and certain other notable SG&A costs in 2008, we were still left with a savings in SG&A costs of approximately $1.4 million in the second half of 2008 compared to the first half of the year. This is in line with our earlier actions taken to effect an annualized reduction in SG&A of over $2.3 million. We believe we are ahead of plan on our cost cutting initiatives, with many adjustments made in the fourth quarter that will not show until 2009. We will continue to adjust the size of our overhead as much as possible. Our goal is to return to profitability as quickly as possible.

“Mace, like most security manufacturers, saw a significant decrease in sales activity in the last quarter of 2008, with new orders falling substantially over the previous quarters. The second goal for 2008 was to implement improvements that would increase top line revenue. The planned improvements were the hiring of a professional outside sales force, and significantly improving the quality and scope of our product offering. Next week at the ISC West Security Show in Las Vegas, we are introducing an upgraded product line and two new regional sales managers. I am excited that we have made so many improvements in such a short time,” Mr. Raefield said.

“Unfortunately, our cash assets were reduced late in the year by our discovery that the hedge fund investment made by previous management was uncovered to be a ‘Ponzi’ scheme; accordingly, our short-term investments had to be written down by $2.2 million at year-end. As new management took over last summer, we immediately called for redemption of the hedge fund investment, but did not recover the full investment in the hedge fund. This was a significant adjustment to our still healthy cash and short-term investment position.

“As part of our annual asset impairment testing, we have written down the value of some of our real estate assets. The current economic condition has resulted in many real estate assets losing value. Some of our car washes and the Florida warehouse (consolidated into our Texas facility) have lost value. It is important for these assets to be at fair value as we actively seek to sell the car washes and our Florida warehouse. The 2008 results from continuing operations include a write down of $2.2 million related to three car wash sites in Dallas, Texas, and a write down of our Florida warehouse by $275,000. We will continue to have a sales/customer service facility in Florida after our warehouse building is sold. All warehousing and logistics will be conducted from the warehouse facility we own in Texas. We will be able to reduce our expenses and raise cash by selling our Florida warehouse property,” he continued.

“In addition to our real estate, we wrote down the value of our Digital Media Market Segment by $1.4 million, as previously announced in the second quarter of 2008, and we wrote off our goodwill and certain other intangibles within our Security Segment by approximately $1.6 million in the fourth quarter.

“Our goals for 2009 are to continue refreshing and stabilizing our product line, to enter into new security products and services such as wholesale monitoring as detailed at a shareholder presentation we made in January of 2009, and to continue to make our technical support and customer service world class, even in this dramatically poor economy. We are continuing our sales of car washes, and have stabilized the digital media sector. Our famous Mace® branded Pepper Spray has increasing sales in this challenging environment, as homeowners and small business add security to their list of ‘necessary purchases.’ This will help us survive the recession and achieve profitability when the economy improves and capital equipment purchases increase. I remain positive about our improvements and our ability to become profitable,” Mr. Raefield concluded.

Financial Results, Full Year of 2008 Compared To Full Year of 2007

Total revenues for the year ended December 31, 2008 were $50.9 million, as compared to $42.3 million for the year ended December 31, 2007. The increase in revenues was primarily due to an increase in revenues from Mace’s Digital Media Marketing Segment, which Mace purchased in July 2007, partially offset by a decrease in revenues from Mace’s Security and Car Wash Segments.

Net loss for the year ended 2008 was approximately $10.7 million, or $(0.65) per share, compared to a loss of $6.6 million, or $(0.42) per share, for the year ended 2007. In addition to the asset impairment charges totaling $5.4 million, the hedge fund write-down of $2.2 million, and the EPA remediation costs of $445,000 in 2008, all noted above, as related to continuing operations, the Company’s loss also included $629,000 of non-cash charges to compensation expense for share-based compensation.

Discontinued operations include the Company’s Arizona, Florida, Northeast, San Antonio, Texas, and Lubbock, Texas car wash regions and the Company’s truck wash operations. The results for these operations are shown as discontinued operations for financial reporting purposes. These operations generated income of approximately $4.5 million, or $0.27 per share, during 2008. The $4.5 million of income from discontinued operations includes gains of the sale of the Company’s six Florida car washes of approximately $6.9 million, partially offset by impairment charges to car wash sites classified as discontinued operations of $1.3 million and the $600,000 total fine and penalty related to the resolution of the Company’s Northeast car wash region immigration matter, as previously disclosed.

Financial Results, Fourth Quarter of 2008 Compared To Fourth Quarter of 2007

Total revenues for the fourth quarter ended December 31, 2008 were $10.3 million, as compared to $13.4 million for the same period in 2007. The decrease in overall revenues during the fourth quarter of 2008 was the result of a decrease in revenues from all of Mace’s segments.

Net loss for the fourth quarter of 2008 was approximately $8.6 million, or $(0.52) per share, compared to a loss of $1.4 million, or $(0.09) per share, for the fourth quarter of 2007.

Discontinued operations include the Company’s Arizona, Florida, Northeast, San Antonio, Texas and Lubbock, Texas car wash regions and the Company’s truck wash operations. The results for these operations are shown as discontinued operations for financial reporting purposes. These operations generated a loss of approximately $1.0 million or $(0.06) per share, in the fourth quarter of 2008.

The Company’s net book value was $43.2 million, or $2.65 per share, at December 31, 2008. In addition, Mace had $55.0 million in total assets, including $9.3 million of cash and short-term investments at December 31, 2008.

Conference Call

Mace will conduct a conference call on Tuesday, April 7, 2009 at 2:00 PM Eastern Time. The conference call number is (973) 638-3285, conference ID: 92026744. There will be access to a tape recording of the teleconference by calling (706) 645-9291 and entering the conference ID: 92026744. This will be available after the teleconference from 5:00 PM Eastern, Tuesday, April 7, 2009 through 5:00 PM Eastern, Tuesday, April 21, 2009. In addition, a live web cast of the conference call will be available online at www.mace.com. A recording of the teleconference will also be available on the Company’s website through April 30, 2009.

About Mace

Mace Security International, Inc. is a manufacturer of personal defense and electronic surveillance products marketed under the famous brand name, Mace®. The Company also operates a Digital Media Marketing and e-commerce business. In addition, Mace owns and operates car washes, and has previously announced that it is exiting this segment of its business. The Company’s remaining car washes are located in Texas. Mace’s web site is www.mace.com.

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases “will likely result”, “are expected to”, “will continue”, “is anticipated”, “estimate”, “projected”, “intend to” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, including but not limited to economic conditions, dependence on management, dilution to shareholders, limited capital resources, the effects of weather on the demand for car care services, the effects of rapid growth on Mace and the ability of management to effectively respond to that growth, our ability to achieve operating synergies, our ability to compete against established competitors, regulatory matters, the effects of competition, and our ability to obtain additional financing. Such factors could materially adversely affect Mace’s financial performance and could cause Mace’s actual results for future periods to differ materially from any opinions or statements expressed within this press release. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations are contained under the heading “Risk Factors” in Mace’s SEC filings, including its registration statements and its periodic reports on Form 10-K and Form 10-Q. This press release should be read in conjunction with the financial statements and notes contained in Mace’s annual reports on Form 10-K and quarterly reports on Form 10-Q.

TABLES FOLLOW

Mace Security International, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except share and per share information)
(Audited)

	Twelve Months Ended December 31,
	2008	2007

Revenues
Security	$20,788	$22,278
Digital media marketing	17,290	7,625
Car wash and detailing services	8,327	8,493
Lube and other automotive services	2,631	2,761
Fuel and merchandise	1,821	1,098
	50,857	42,255
Cost of revenues
Security	15,071	16,223
Digital media marketing	10,769	6,120
Car wash and detailing services	6,591	6,704
Lube and other automotive services	2,015	2,114
Fuel and merchandise	1,826	975
	36,272	32,136

Selling, general and administrative expenses	20,639	17,757
Depreciation and amortization	1,281	1,219
Asset impairment charges	5,449	447

Operating loss	(12,784)	(9,304)

Interest expense, net	(102)	(378)
Other (loss) income	(2,160)	1,003
Loss from continuing operations before income taxes	(15,046)	(8,679)

Income tax expense	100	98

Loss from continuing operations	$(15,146)	$(8,777)

Income from discontinued operations, net of tax	$4,494	$2,192

Net loss	$(10,652)	$(6,585)

Per share of common stock (basic and diluted):
Loss from continuing operations	$(0.92)	$(0.56)
Income from discontinued operations, net of tax	0.27	0.14
Net loss	$(0.65)	$(0.42)

Weighted average shares outstanding
Basic	16,464,760	15,810,705
Diluted	16,464,760	15,810,705

Mace Security International, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except share and per share information)
(Unaudited)

	Three Months Ended December 31,
	2008	2007

Revenues
Security	$4,637	$5,522
Digital media marketing	3,018	4,823
Car wash and detailing services	1,882	2,104
Lube and other automotive services	610	657
Fuel and merchandise	179	291
	10,326	13,397
Cost of revenues
Security	3,568	4,020
Digital media marketing	2,024	3,521
Car wash and detailing services	1,488	1,645
Lube and other automotive services	476	505
Fuel and merchandise	293	256
	7,849	9,947

Selling, general and administrative expenses	4,369	4,789
Depreciation and amortization	294	306
Asset impairment charges	2,841	447

Operating loss	(5,027)	(2,092)

Interest expense, net	(19)	(91)
Other (loss) income	(2,542)	490
Loss from continuing operations before income taxes	(7,588)	(1,693)

Income tax expense	25	25

Loss from continuing operations	$(7,613)	$(1,718)

(Loss) Income from discontinued operations, net of tax	$(1,023)	$284

Net loss	$(8,636)	$(1,434)

Per share of common stock (basic and diluted):
Loss from continuing operations	$(0.46)	$(0.11)
Loss from discontinued operations, net of tax	(0.06)	0.02
Net loss	$(0.52)	$(0.09)

Weighted average shares outstanding
Basic	16,464,760	16,465,253
Diluted	16,464,760	16,465,253

CONTACT:
Mace Security International, Inc.
Eduardo Nieves, Jr., Vice President
954-449-1313
ed@mace.com